Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT TO DISTRIBUTION AGREEMENT

THIS AMENDMENT, made and entered into effective as of March 1, 2022, by and between CM Advisors Family of Funds, a Delaware statutory trust (the “Trust”) and Ultimus Fund Distributors, LLC, an Ohio limited liability company (“Distributor”).

WHEREAS, the parties have previously entered into that certain Distribution Agreement originally effective February 1, 2019 and amended on August 18, 2020 (the “Agreement”);

WHEREAS, the Agreement has been continued by the parties as provided therein;

WHEREAS, the parties desire to amend the Agreement to revise the amount of compensation to be paid to the Distributor for its services thereunder; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Distributor, approved the amendment of the Agreement to memorialize the aforementioned revision at a meeting held on February 7, 2022;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and the Distributor do mutually promise and agree as follows:

1.       Paragraph 1 of Section 7 of the Agreement is hereby deleted and replaced with the following:

“For performing its services under this Agreement, Distributor will receive a fee from the Trust or its investment adviser in accordance with agreements between them as permitted by applicable laws, including the Act and rules and regulations promulgated thereunder. The fee is $[REDACTED] per annum, and shall be paid on a monthly basis. The Trust or its investment adviser shall promptly reimburse Distributor for any expenses that are to be paid by the Trust in accordance with the following paragraph.”

Except as amended as provided above, the Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their duly authorized officers on the date first above written.

CM ADVISORS FAMILY OF FUNDS

By: Name: James Brilliant

Its: Trustee and President

ULTIMUS FUND DISTRIBUTORS, LLC

By: Name: Kevin Guerette

Its: President